CUSIP Number: 040556AC6
U.S. $500,000,000
FIVE-YEAR CREDIT AGREEMENT
Dated as of September 28, 2006
Among
ARIZONA PUBLIC SERVICE COMPANY
as Borrower
THE INITIAL LENDERS NAMED HEREIN
as Initial Lenders
BANK OF AMERICA, N.A.
as Administrative Agent and Issuing Bank
THE BANK OF NEW YORK
as Syndication Agent and Issuing Bank
CITIBANK, N.A.,
JPMORGAN CHASE BANK, N.A.
and
CREDIT SUISSE, CAYMAN ISLANDS BRANCH
as Co-Documentation Agents
and
BANC OF AMERICA SECURITIES LLC
and
BNY CAPITAL MARKETS, INC.
as Joint Lead Arrangers

i

Schedules

Schedule 1.01 Commitments and Ratable Shares
Schedule 4.01(j) Subsidiaries
Schedule 4.01(k) Existing Indebtedness
Schedule 8.02 Certain Address for Notices

Exhibits

Exhibit A Form of Note
Exhibit B Form of Notice of Borrowing
Exhibit C Form of Assignment and Acceptance

FIVE-YEAR CREDIT AGREEMENT
Dated as of September 28, 2006
          ARIZONA PUBLIC SERVICE COMPANY, an Arizona corporation (the “Borrower”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) and initial issuing banks (the “Initial Issuing Banks”) listed on the signature pages hereof, Banc of America Securities LLC and BNY Capital Markets, Inc., as Joint Lead Arrangers (the “Arrangers”), The Bank of New York, as Syndication Agent, Citibank, N.A., JPMorgan Chase Bank, N.A. and Credit Suisse, Cayman Islands Branch, as Co-Documentation Agents and BANK OF AMERICA, N.A., as Agent for the Lenders (as hereinafter defined), agree as follows:
     The Borrower has requested that the Lenders provide senior credit facilities for the purposes set forth herein, and the Lenders are willing to do so on the terms and conditions set forth herein.
     In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
          SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.
     “Advance” means an advance by a Lender to the Borrower as part of a Borrowing or pursuant to Section 2.03(c) and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a “Type” of Advance).
     “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.
     “Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
     “Agent’s Account” means the account of the Agent maintained by the Agent at Bank of America as set forth on Schedule 8.02.
     “Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

     “Applicable Rate” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt
Rating		Eurodollar Rate
S&P/Moody’s	Base Rate Advances	Advances	Commitment Fee	Utilization Fee
Level 1 ≥ A-/A3	0.000%	0.250%	0.060%	0.050%
Level 2 < Level 1 but ≥ BBB+/Baa1	0.000%	0.350%	0.080%	0.050%
Level 3 < Level 2 but ≥ BBB/Baa2	0.000%	0.450%	0.100%	0.050%
Level 4 < Level 3 but ≥ BBB-/Baa3	0.000%	0.550%	0.125%	0.100%
Level 5 < Level 4 but ≥ BB+/Ba1	0.000%	0.750%	0.175%	0.100%
Level 6 < Level 5	0.000%	1.000%	0.200%	0.100%
     “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.
     “Assuming Lender” has the meaning specified in Section 2.18(d).
     “Assumption Agreement” has the meaning specified in Section 2.18(d)(ii).
     “Authorized Officer” means the chairman of the board, chief executive officer, chief operating officer, chief financial officer, president, any vice president, treasurer, controller or any assistant treasurer of the Borrower.
     “Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).
     “Bank of America” means Bank of America, N.A. and its successors.
     “Base Rate” means for any day a fluctuating rate per annum equal to the higher of:
     (a) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”; and
     (b) the Federal Funds Rate plus 0.50%.
     The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
     “Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(i).
     “Borrower Information” has the meaning specified in Section 8.08.
     “Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by each of the Lenders pursuant to Section 2.01.
     “Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City, Phoenix, Arizona or Dallas, Texas and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.
     “Capital Lease Obligations” means as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations are required to be classified and accounted for as a capital lease on the balance sheet of such Person under generally accepted accounting principles and, for the purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with generally accepted accounting principles.
     “Commitment” means a Revolving Credit Commitment or a Letter of Credit Commitment.
     “Commitment Date” has the meaning specified in Section 2.18(b).
     “Commitment Increase” has the meaning specified in Section 2.18(a).
     “Consenting Lender” has the meaning specified in Section 2.19(b).
     “Consolidated” refers to the consolidation of accounts in accordance with GAAP.
     “Consolidated Indebtedness” means, at any date, the Indebtedness of the Borrower and its Consolidated Subsidiaries determined on a Consolidated basis as of such date.
     “Consolidated Net Worth” means, at any date, the sum as of such date of (a) the par value (or value stated on the books of the Borrower) of all classes of capital stock of the Borrower and its Subsidiaries, excluding the Borrower’s capital stock owned by the Borrower and/or its Subsidiaries, plus (or minus in the case of a surplus deficit) (b) the amount of the Consolidated surplus, whether capital or earned, of the Borrower, determined in accordance with GAAP as of the end of the most recent calendar month (excluding (x) cumulative charges of up to $300,000,000 to Consolidated surplus resulting from, or in anticipation of, discontinuation of Financial Accounting Standards Board Statement No. 71, accounting for all or part of the business and (y) the effect on the Borrower’s accumulated other comprehensive income/loss of the ongoing application of Financial Accounting Standards Board Statement No. 133).

     “Consolidated Subsidiary” means, at any date, any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower on its Consolidated financial statements if such financial statements were prepared as of such date.
     “Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.08, 2.09 or 2.12.
     “Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
     “Domestic Lending Office” means, with respect to any Lender, the office of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Agent.
     “Effective Date” has the meaning specified in Section 3.01.
     “Eligible Assignee” means (i) a Lender; (ii) an Affiliate of a Lender (that is not a natural person); (iii) any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business that is administered or managed by (A) a Lender, (B) an Affiliate of a Lender or (C) an entity or an Affiliate of an entity that administers or manages a Lender and (iv) any other Person (that is not a natural person) approved by the Agent and any Issuing Bank that has outstanding Letters of Credit and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 8.07, the Borrower, such approval not to be unreasonably withheld or delayed; provided, however, that neither the Borrower nor an Affiliate of the Borrower shall qualify as an Eligible Assignee.
     “Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.
     “Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.
     “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
     “ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Borrower’s controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Internal Revenue Code.

     “ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.
     “Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
     “Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Agent.
     “Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Advance, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Agent from time to time) at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period, for dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Agent to be the rate at which deposits in dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Advance being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 A.M. (London time) two Business Days prior to the commencement of such Interest Period.
     “Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).
     “Events of Default” has the meaning specified in Section 6.01.
     “Extension Date” has the meaning specified in Section 2.19(b).

     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Agent.
     “GAAP” has the meaning specified in Section 1.03.
     “Guarantee” means as to any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, agreements to keep well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise), provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
     “Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.
     “Hedge Agreement” means any interest rate swap, cap or collar agreement, interest rate future or option contract, currency swap agreement, currency future or option contract or other similar agreement.
     “Increase Date” has the meaning specified in Section 2.18(a).
     “Increasing Lender” has the meaning specified in Section 2.18(b).
     “Indebtedness” means as to any Person at any date (without duplication): (a) indebtedness created, issued, incurred or assumed by such Person for borrowed money or evidenced by bonds, debentures, notes or similar instruments; (b) all obligations of such Person to pay the deferred purchase price of property or services, excluding, however, trade accounts payable (other than for borrowed money) arising in, and accrued expenses incurred in, the ordinary course of business of such Person so long as such trade accounts payable are paid within 180 days of the date incurred; (c) all Indebtedness secured by a lien on any asset of such Person, to the extent such Indebtedness has been assumed by, or is a recourse obligation of, such Person; (d) all Guarantees by such Person; (e) all Capital Lease Obligations of such Person; and (f) the amount of all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds and similar instruments in support of Indebtedness.
     “Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, as the Borrower may, upon notice received by the Agent not later than 12:00 noon (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:
     (a) the Borrower may not select any Interest Period that ends after the Termination Date;
     (b) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;
     (c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and
     (d) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.
     “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
     “Issuing Bank” means the Initial Issuing Banks or any other Lender approved by the Borrower that may agree to issue Letters of Credit pursuant to an Assignment and Acceptance or other agreement in form satisfactory to the Borrower and the Agent, so long as such Lender expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Agent of its Applicable Lending Office (which information shall be recorded by the Agent in the Register), for so long as such Initial Issuing Bank or Lender, as the case may be, shall have a Letter of Credit Commitment.
     “L/C Cash Deposit Account” means an interest bearing cash deposit account to be established and maintained by the Agent, over which the Agent shall have sole dominion and control, upon terms as may be satisfactory to the Agent.
     “L/C Related Documents” has the meaning specified in Section 2.06(b)(i).
     “Lenders” means the Initial Lenders, each Issuing Bank, each Assuming Lender that shall become a party hereto pursuant to Section 2.18 or 2.19 and each Person that shall become a party hereto pursuant to Section 8.07.
     “Letter of Credit” has the meaning specified in Section 2.01(b).
     “Letter of Credit Application” has the meaning specified in Section 2.03(a).

     “Letter of Credit Commitment” means, with respect to each Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit for the account of the Borrower from time to time in an aggregate amount up to the Letter of Credit Facility.
     “Letter of Credit Facility” means, at any time, an amount equal to the then aggregate amount of the Revolving Credit Commitments.
     “Lien” means any lien, security interest or other encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.
     “Loan Documents” mean this Agreement, each Note, each L/C Related Document and the Fee Letter dated September 1, 2006, as amended from time to time.
     “Material Adverse Change” means any material adverse change in the financial condition or financial prospects of the Borrower and its Subsidiaries taken as a whole.
     “Material Adverse Effect” means a material adverse effect on (a) the financial condition or financial prospects of the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of the Agent or any Lender under this Agreement or any Note or (c) the ability of the Borrower to perform its obligations under this Agreement or any Note.
     “Material Subsidiary” means, at any time, a Subsidiary of the Borrower which as of such time meets the definition of a “significant subsidiary” included as of the date hereof in Regulation S-X of the Securities and Exchange Commission or whose assets at such time exceed 10% of the assets of the Borrower and the Subsidiaries (on a consolidated basis).
     “Moody’s” means Moody’s Investors Service, Inc.
     “Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
     “Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
     “1984 Order” means Decision No. 54230, dated November 8, 1984, of the Arizona Corporation Commission.
     “1986 Order” means Decision No. 55017, dated May 6, 1986, of the Arizona Corporation Commission.
     “Non-Consenting Lender” has the meaning specified in Section 2.19(b).

     “Note” means a promissory note of the Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Advances made by such Lender.
     “Notice of Borrowing” has the meaning specified in Section 2.02(a).
     “Notice of Issuance” has the meaning specified in Section 2.03(a).
     “PBGC” means the Pension Benefit Guaranty Corporation (or any successor).
     “Permitted Lien” of the Borrower or any Material Subsidiary means any of the following:
     (i) Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been made;
     (ii) Liens imposed by or arising by operation of law, such as Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business, including, without limitation, landlord’s liens arising under Arizona law under leases entered into by the Borrower in the 1986 sale and leaseback transactions with respect to Palo Verde Unit 2 and securing the payment of rent under such leases, in each case, for sums not overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been made;
     (iii) Liens incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits or other similar statutory obligations;
     (iv) Liens to secure obligations on surety or appeal bonds;
     (v) rights of setoff and banker’s Liens with respect to funds on deposit in a financial institution in the ordinary course of business;
     (vi) easements, restrictions, reservations, licenses, covenants, and other defects of title that are not, in the aggregate, materially adverse to the use of such property for the purpose for which it is used;
     (vii) Liens securing claims against any Person other than the Borrower or any Subsidiary of the Borrower neither assumed nor guaranteed by the Borrower or any Subsidiary of the Borrower nor on which the Borrower or any Subsidiary of the Borrower customarily pays interest, existing upon real estate or rights in or relating to real estate acquired by the Borrower or any Subsidiary of the Borrower for substation, transmission line, transportation line, distribution line or right of way purposes;
     (viii) rights reserved to or vested in any municipality or public authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to terminate such right, power, franchise, grant, license or permit or to purchase or recapture or to designate a purchaser of any of the property of the Borrower;

     (ix) rights reserved to or vested in others to take or receive any part of the power pursuant to firm power commitment contracts, purchased power contracts, tolling agreements and similar agreements, gas, oil or other minerals or timber generated, developed, manufactured or produced by, or grown on, or acquired with, any property of the Borrower;
     (x) rights reserved to or vested in any municipality or public authority to control or regulate any property of the Borrower, or to use such property in a manner that does not materially impair the use of such property for the purposes for which it is held by the Borrower;
     (xi) security interests granted in favor of the Unit 2 sale leaseback transaction lessors in the Borrower’s Decommissioning Trust Agreement (PVNGS Unit 2) dated as of January 31, 1992 (such agreement, as amended or otherwise modified from time to time, being the “Unit 2 Trust Agreement”) to secure the Borrower’s obligations in respect of the decommissioning of PVNGS Unit 2 or related facilities;
     (xii) Liens that may exist with respect to the Unit 2 Trust Agreement (other than as described in paragraph (xi) above) or with respect to either of the Borrower’s Decommissioning Trust Agreement (PVNGS Unit 1) or Decommissioning Trust Agreement (PVNGS Unit 3), each dated as of July 1, 1991, as amended or otherwise modified from time to time, relating to the Borrower’s obligation to set aside funds for the decommissioning and retirement from service of such Units;
     (xiii) pledges of pollution control bonds and related rights to secure the Borrower’s reimbursement obligations in respect of letters of credit, bond insurance, and other credit or liquidity enhancements supporting pollution control bond transactions, provided that such pollution control bonds are not secured by any other assets of the Borrower or any Material Subsidiary;
     (xiv) interests of other participants under agreements governing jointly-owned electric generating facilities and transmission facilities and transfers of operational or other control of facilities to a regional transmission organization or other similar body and Liens on such facilities to cover expenses, fees and other costs of such an organization or body;
     (xv) Liens established on specified bank accounts of the Borrower to secure the Borrower’s reimbursement obligations in respect of letters of credit supporting commercial paper issued by the Borrower and similar arrangements for collateral security with respect to refinancings or replacements of the same;
     (xvi) rights of transmission users or any regional transmission organizations or similar entities in transmission facilities; and
     (xvii) Liens on property of the Borrower sold to another Person pursuant to a conditional sales agreement where the Borrower retains title;
provided, however, that no lien in favor of the PBGC shall, in any event, be a Permitted Lien.

     “Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.
     “Plan” means a Single Employer Plan or a Multiple Employer Plan.
     “Public Debt Rating” means, as of any date, the rating that has been most recently announced by either S&P or Moody’s, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Borrower or, if any such rating agency shall have issued more than one such rating, the lowest such rating issued by such rating agency. For purposes of the foregoing, (a) if only one of S&P and Moody’s shall have in effect a Public Debt Rating, the Applicable Rate shall be determined by reference to the available rating; (b) if neither S&P nor Moody’s shall have in effect a Public Debt Rating, the Applicable Rate will be set in accordance with Level 6 under the definition of “Applicable Rate”; (c) if the ratings established by S&P and Moody’s shall fall within different levels, the Applicable Rate shall be based upon the higher rating unless such ratings differ by two or more levels, in which case the applicable level will be deemed to be one level below the higher of such levels; (d) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (e) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.
     “PWCC” means Pinnacle West Capital Corporation.
     “Ratable Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.05 or 6.01, such Lender’s Revolving Credit Commitment as in effect immediately prior to such termination) and the denominator of which is the aggregate amount of all Revolving Credit Commitments at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the aggregate amount of all Revolving Credit Commitments as in effect immediately prior to such termination).
     “Register” has the meaning specified in Section 8.07(d).
     “Required Lenders” means at any time Lenders owed at least a majority (more than 50%) in interest of the then aggregate unpaid principal amount of the Advances owing to Lenders, or, if no such principal amount is then outstanding, Lenders having at least a majority in interest of the Revolving Credit Commitments.
     “Revolving Credit Commitment” means as to any Lender (a) if such Lender is an Initial Lender, the amount set forth opposite such Lender’s name on Schedule 1.01 under the column “Revolving Credit Commitment” or (b) if such Lender has become a Lender hereunder pursuant to an Assumption Agreement or if such Lender has entered into any Assignment and Acceptance, the amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.07(d), as such amount may be reduced pursuant to Section 2.05 or increased pursuant to Section 2.18.
     “S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

     “Sale Leaseback Obligation Bonds” means PVNGS II Funding Corp.’s (i) 8.00% Secured Lease Obligation Bonds, Series 1993, due 2015; (ii) any other bonds issued by the Borrower in connection with a sale/leaseback transaction; and (iii) any refinancing or refunding of the obligations specified in subclauses (i) and (ii) above.
     “SEC Reports” means the Borrower’s (i) Form 10-K Report for the year ended December 31, 2005, (ii) Form 10-Q Reports for the quarters ended March 31, 2006 and June 30, 2006 and (iii) Form 8-K Reports filed on January 5, 2006, January 9, 2006, January 10, 2006, January 26, 2006, February 1, 2006, February 3, 2006, February 24, 2006, March 7, 2006, March 27, 2006, April 21, 2006, April 24, 2006, May 3, 2006, May 4, 2006, May 9, 2006, May 31, 2006, July 21, 2006, August 3, 2006, August 18, 2006 and August 21, 2006.
     “Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.
     “Subsequent Order” means any decision, order or ruling of the Arizona Corporation Commission issued after the Effective Date relating to the incurrence or maintenance of Indebtedness by the Borrower and that amends, supersedes or otherwise modifies the 1984 Order, the 1986 Order or any successor decision, order or ruling.
     “Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.
     “Termination Date” means the earlier of (a) September 28, 2011, subject to the extension thereof pursuant to Section 2.19 and (b) the date of termination in whole of the Commitments pursuant to Section 2.05 or 6.01; provided, however, that the Termination Date of any Lender that is a Non-Consenting Lender to any requested extension pursuant to Section 2.19 shall be the Termination Date in effect immediately prior to the applicable Extension Date for all purposes of this Agreement.
     “Total Outstandings” means the sum of (a) the aggregate principal amount of all Advances plus (b) the aggregate Available Amount of all the Letters of Credit outstanding.
     “Unissued Letter of Credit Commitment” means, with respect to any Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit for the account of the Borrower in an amount equal to the excess of (a) the amount of its Letter of Credit Commitment over (b) the aggregate Available Amount of all Letters of Credit issued by such Issuing Bank.
     “Unused Commitment” means, with respect to each Lender at any time, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Advances made by such Lender (in its capacity as a Lender) and outstanding at such time, plus (ii) such Lender’s Ratable Share of (A) the aggregate Available Amount of all the Letters of Credit outstanding at such time and (B) the aggregate principal amount of all Advances made by each Issuing Bank pursuant to Section 2.03(c) that have not been ratably funded by such Lender and outstanding at such time.
     “Utilization Fee” has the meaning specified in Section 2.04(c).
     “Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
          SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.
          SECTION 1.03. Accounting Terms. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited Consolidated financial statements of the Borrower delivered to the Agent (“GAAP”).
          SECTION 1.04. Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES AND LETTERS OF CREDIT
          SECTION 2.01. The Advances and Letters of Credit. (a) The Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an amount not to exceed such Lender’s Unused Commitment. Each Borrowing shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Revolving Credit Commitments. Within the limits of each Lender’s Revolving Credit Commitment, the Borrower may borrow under this Section 2.01(a), prepay pursuant to Section 2.10 and reborrow under this Section 2.01(a).
          (b) Letters of Credit. Each Issuing Bank agrees, on the terms and conditions hereinafter set forth, in reliance upon the agreements of the other Lenders set forth in this Agreement, to issue letters of credit (each, a “Letter of Credit”) for the account of the Borrower from time to time on any Business Day during the period from the Effective Date until 30 days before the Termination Date in an aggregate Available Amount (i) for all Letters of Credit issued by each Issuing Bank not to exceed at any time the lesser of (x) the Letter of Credit Facility at such time and (y) such Issuing Bank’s Letter of Credit Commitment at such time and (ii) for each such Letter of Credit not to exceed an amount equal to the

Unused Commitments of the Lenders at such time. No Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than five Business Days before the Termination Date; provided that no Letter of Credit may expire after the Termination Date of any Non-Consenting Lender if, after giving effect to such Letter of Credit, the aggregate Revolving Credit Commitments of the Consenting Lenders (including any replacement Lenders) for the period following such Termination Date would be less than the Available Amount of the Letters of Credit expiring after such Termination Date. Within the limits referred to above, the Borrower may from time to time request the issuance of Letters of Credit under this Section 2.01(b). The terms “issue”, “issued”, “issuance” and all similar terms, when applied to a Letter of Credit, shall include any renewal, extension or amendment thereof.
          SECTION 2.02. Making the Advances. (a) Except as otherwise provided in Section 2.03(c), each Borrowing shall be made on notice, given not later than (x) 12:00 noon (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances or (y) 12:00 noon (New York City time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Agent, which shall give to each Lender prompt notice thereof by facsimile. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be in writing or by facsimile in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each Lender shall, in the case of a Borrowing consisting of Base Rate Advances, before 2:00 P.M. (New York City time) on the date of such Borrowing, and in the case of a Borrowing consisting of Eurodollar Rate Advances, before 11:00 A.M. (New York City time) on date of such Borrowing, make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower at the Agent’s address referred to in Section 8.02 or as requested by the Borrower in the applicable Notice of Borrowing.
          (b) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than $10,000,000 or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.08 or 2.12 and (ii) at no time shall there be more than fifteen different Interest Periods outstanding for Eurodollar Rate Advances.
          (c) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense reasonably incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.
          (d) Unless the Agent shall have received notice from a Lender prior to the time of the applicable Borrowing that such Lender will not make available to the Agent such Lender’s ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent within one Business Day after demand for such Lender and within three Business Days after demand for the Borrower such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If the Borrower and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.
          (e) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.
          SECTION 2.03. Issuance of and Drawings and Reimbursement Under Letters of Credit. (a) Request for Issuance. (i) Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed issuance of such Letter of Credit (or on such shorter notice as the applicable Issuing Bank may agree), by the Borrower to any Issuing Bank, and such Issuing Bank shall give the Agent, prompt notice thereof. Each such notice by the Borrower of issuance of a Letter of Credit (a “Notice of Issuance”) shall be by facsimile or telephone, confirmed immediately in writing, specifying therein the requested (A) date of such issuance (which shall be a Business Day), (B) Available Amount of such Letter of Credit, (C) expiration date of such Letter of Credit (which shall not be later than five Business Days before the Termination Date), (D) name and address of the beneficiary of such Letter of Credit and (E) form of such Letter of Credit. Each Letter of Credit shall be issued pursuant to such application for letter of credit as such Issuing Bank may specify to the Borrower for use in connection with such requested Letter of Credit (a “Letter of Credit Application”). If the requested form of such Letter of Credit is acceptable to such Issuing Bank in its sole discretion, such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the Borrower at its office referred to in Section 8.02 or as otherwise agreed with the Borrower in connection with such issuance. In the event and to the extent that the provisions of any Letter of Credit Application shall conflict with this Agreement, the provisions of this Agreement shall govern. Without limitation of the immediately preceding sentence, no such Letter of Credit Application may impose any additional conditions on the issuance of a Letter of Credit nor obligations of the Borrower to the Issuing Bank, other than as stated in this Agreement.
          (b) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Ratable Share of the Available Amount of such Letter of Credit. The Borrower hereby agrees to each such participation. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of such Issuing Bank, such Lender’s Ratable Share of each drawing made under a Letter of Credit funded by such Issuing Bank and not reimbursed by the Borrower on the date made, or of any reimbursement payment required to be refunded to the Borrower for any reason, which amount will be advanced, and deemed to be an Advance to the Borrower hereunder, regardless of the satisfaction of the conditions set forth in Section 3.02. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Ratable Share of the Available Amount of such Letter of Credit at each time such Lender’s Revolving Credit Commitment is increased pursuant to Section 2.18, reduced on a date prior to the date that the Termination Date may have been extended pursuant to Section 2.19, amended pursuant to an assignment in accordance with Section 8.07 or otherwise pursuant to this Agreement.
          (c) Drawing and Reimbursement. The payment by an Issuing Bank of a draft drawn under any Letter of Credit which is not reimbursed by the Borrower on the date made shall constitute for all purposes of this Agreement the making by any such Issuing Bank of an Advance regardless of the conditions set forth in Section 3.02, which shall be a Base Rate Advance, in the amount of such draft, without regard to whether the making of such an Advance would exceed such Issuing Bank’s Unused Commitment. Each Issuing Bank shall give prompt notice of each drawing under any Letter of Credit issued by it to the Borrower and the Agent. Upon written demand by such Issuing Bank, with a copy of such demand to the Agent and the Borrower, each Lender shall pay to the Agent such Lender’s Ratable Share of such outstanding Advance pursuant to Section 2.03(b). Each Lender acknowledges and agrees that its obligation to make Advances pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Promptly after receipt thereof, the Agent shall transfer such funds to such Issuing Bank. Each Lender agrees to fund its Ratable Share of an outstanding Advance on (i) the Business Day on which demand therefor is made by such Issuing Bank, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. If and to the extent that any Lender shall not have so made the amount of such Advance available to the Agent, such Lender agrees to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by any such Issuing Bank until the date such amount is paid to the Agent, at the Federal Funds Rate for the account of such Issuing Bank. If a Lender shall pay to the Agent any amount for the account of any such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute an Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Advance made by such Issuing Bank shall be reduced by such amount on such Business Day.
          (d) Letter of Credit Reports. Each Issuing Bank shall furnish (A) to the Agent and each Lender on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the preceding month and drawings during such month under all such Letters of Credit and (B) to the Agent and each Lender on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by such Issuing Bank.
          (e) Failure to Make Advances. The failure of any Lender to make the Advance to be made by it on the date specified in Section 2.03(c) shall not relieve any other Lender of its obligation hereunder to make its Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on such date.

          SECTION 2.04. Fees. (a) Commitment Fee. The Borrower agrees to pay to the Agent for the account of each Lender a commitment fee on such Lender’s Unused Commitment from the Effective Date in the case of each Initial Lender and from the effective date specified in the Assumption Agreement or in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date at a rate per annum equal to the Applicable Rate for Commitment Fees in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing September 30, 2006, and on the Termination Date.
          (b) Letter of Credit Fees. (i) The Borrower shall pay to the Agent for the account of each Lender a commission on such Lender’s Ratable Share of the average daily aggregate Available Amount of all Letters of Credit outstanding from time to time at a rate per annum equal to the Applicable Rate for Eurodollar Rate Advances in effect from time to time, during such calendar quarter, payable in arrears quarterly on the last day of each March, June, September and December, commencing with the quarter ended September 30, 2006, and on the Termination Date; provided that the Applicable Rate for Eurodollar Rate Advances shall be 2% above such Applicable Rate in effect upon the occurrence and during the continuation of an Event of Default if the Borrower is required to pay default interest pursuant to Section 2.07(b).
     (ii) The Borrower shall pay to each Issuing Bank, for its own account, a fronting fee of 0.125% per annum on the Available Amount of each Letter of Credit issued by such Issuing Bank, payable in arrears quarterly on the last day of each March, June, September and December, commencing with the first such quarter in which any Letter of Credit is issued and on the Termination Date, and such other commissions, issuance fees, transfer fees and other fees and charges in connection with the issuance or administration of each Letter of Credit as the Borrower and such Issuing Bank shall agree promptly following receipt of an invoice therefor.
          (c) Utilization Fees. If at any time the aggregate principal amount of the Total Outstandings exceeds an amount equal to fifty percent (50%) of the aggregate Revolving Credit Commitments, the Borrower shall pay to the Agent, for the ratable benefit of the Lenders, a utilization fee (the “Utilization Fees”) equal to the product of (i) the average daily Total Outstandings, calculated from the date the Total Outstandings exceeds an amount equal to fifty percent (50%) of the aggregate Revolving Credit Commitments but excluding the date the Total Outstandings falls below an amount equal to fifty percent (50%), times (ii) a per annum percentage equal to the Applicable Rate for Utilization Fees. The Utilization Fees shall be payable in arrears on the last day of each fiscal quarter (as well as on the Termination Date) for the fiscal quarter (or portion thereof) then ending, beginning with the first of such dates to occur after the Effective Date.
          (d) Agent’s Fees. The Borrower shall pay to the Agent for its own account such fees as are agreed between the Borrower and the Agent pursuant to the Fee Letter dated September 1, 2006, as amended from time to time.
          SECTION 2.05. Optional Termination or Reduction of the Commitments. The Borrower shall have the right, upon at least three Business Days’ notice to the Agent, to terminate in whole or permanently reduce ratably in part the Unused Commitments or the Unissued Letter of Credit Commitments of the Lenders, provided that each partial reduction shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof.
          SECTION 2.06. Repayment of Advances and Letter of Credit Drawings. (a) The Borrower shall repay to the Agent for the ratable account of the Lenders on the Termination Date applicable to such Lender the aggregate principal amount of the Advances made by such Lender and then outstanding.

          (b) The obligations of the Borrower hereunder relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by the Borrower is without prejudice to, and does not constitute a waiver of, any rights the Borrower might have or might acquire as a result of the payment by any Lender of any draft or the reimbursement by the Borrower thereof):
     (i) any lack of validity or enforceability of this Agreement, any Note, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);
     (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;
     (iii) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank, any Agent, any Lender or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;
     (iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
     (v) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;
     (vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of the Borrower in respect of the L/C Related Documents; or
     (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor;
provided, however, that nothing in this Section 2.06 shall limit the rights of the Borrower under Section 8.12.
          SECTION 2.07. Interest on Advances. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:
     (i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Rate for Base Rate Advances in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

     (ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Advance plus (y) the Applicable Rate for Eurodollar Rate Advances in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.
          (b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Agent may, and upon the request of the Required Lenders shall, require the Borrower to pay interest (“Default Interest”) on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above, provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Agent.
          SECTION 2.08. Interest Rate Determination. (a) The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.07(a).
          (b) If, with respect to any Eurodollar Rate Advances, the Required Lenders notify the Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.
          (c) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.
          (d) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000, such Advances shall automatically Convert into Base Rate Advances.
          (e) Upon the occurrence and during the continuance of any Event of Default,
     (i) with respect to Eurodollar Rate Advances, each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance); and

     (ii) the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.
          SECTION 2.09. Optional Conversion of Advances. The Borrower may on any Business Day, upon notice given to the Agent not later than 12:00 noon (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.12, Convert all Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b) and no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower.
          SECTION 2.10. Prepayments of Advances. (a) Optional. The Borrower may, upon notice at least two Business Days’ prior to the date of such prepayment, in the case of Eurodollar Rate Advances, and not later than 11:00 A.M. (New York City time) on the date of such prepayment, in the case of Base Rate Advances, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) in the event of any such prepayment of a Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(c).
          (b) Mandatory. (i) The Borrower shall prepay the aggregate principal amount of the Advances, together with accrued interest to the date of prepayment on the principal amount prepaid, without requirement of demand therefor, or shall pay or prepay any other Indebtedness then outstanding at any time when and to the extent required to comply with applicable Arizona laws, rules or regulations, including the 1984 Order and the 1986 Order, or applicable resolutions of the Board of Directors of the Borrower and (ii) on the Termination Date applicable to any Non-Consenting Lender, the Borrower shall prepay the aggregate principal amount of the Advances, together with accrued interest to the date of prepayment on the principal amount prepaid, in an amount equal to the excess of (x) the sum of the Available Amount of all Letters of Credit plus the aggregate principal amount of the Advances then outstanding over (y) the aggregate Commitments to be outstanding immediately after giving effect to such Termination Date.
          SECTION 2.11. Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any new guideline or unanticipated request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances or agreeing to issue or of issuing or maintaining or participating in Letters of Credit (excluding for purposes of this Section 2.11 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.14 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof and (iii) reserve requirements included in the calculation required by Section 2.11(d)), then the Borrower shall from time to time, within 30 days of demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts that the Lender reasonably determines sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.
          (b) If any Lender determines that compliance with any new law or regulation or any new guideline or unanticipated request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of this type, then, within 30 days of demand by such Lender (with a copy of such demand to the Agent), the Borrower shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts that the Lender reasonably determines sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend or to issue or participate in Letters of Credit hereunder. A certificate as to such amounts submitted to the Borrower and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.
          (c) Each Lender will notify the Borrower of any change that will entitle such Lender to compensation under Section 2.11(a) or (b) as promptly as practicable, but in any event within 90 days after such Lender obtains knowledge thereof; provided, however, that, if any Lender fails to give such notice within 90 days after it obtains knowledge of such change, such Lender shall, with respect to compensation payable in respect of any costs resulting from such change, only be entitled to payment for costs incurred from and after the date that such Lender does give such notice plus, if such change shall have retroactive effect, costs resulting from such change during the period of retroactive effect thereof. Any Lender claiming any additional amounts payable pursuant to this Section agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurodollar Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.
          (d) The Borrower shall pay to the Agent for the account of each Lender that requests such a payment, so long as such Lender shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to Eurocurrency Liabilities, an additional amount determined by such Lender up to but not exceeding an amount equal to the sum of the products of the following for each Eurodollar Rate Advance for each day during the applicable Interest Period therefor:
     (i) the principal amount of such Eurodollar Rate Advance outstanding on such day; multiplied by
     (ii) the remainder of (x) a fraction the numerator of which is the rate (expressed as a decimal) at which interest accrues on such Eurodollar Rate Advance for such Interest Period as provided in this Agreement (less the Applicable Rate for Eurodollar Rate Advances), and the denominator of which is one minus the effective rate (expressed as a decimal) at which such reserve requirements are imposed on such Lender on such day, minus (y) such numerator; multiplied by
     (iii) 1/360.

          Such additional amount shall be determined by such Lender and notified to the Borrower through the Agent and shall be payable on each date on which interest is payable on such Eurodollar Rate Advance. Any such determination, when submitted by a Lender to the Borrower and accompanied by the calculations showing the basis for such determination, shall be conclusive and binding for all purposes absent manifest error.
          SECTION 2.12. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (a) each Eurodollar Rate Advance will automatically, on the last day of the applicable Interest Period or, if required by applicable law, immediately upon such demand, Convert into a Base Rate Advance and (b) the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.
          SECTION 2.13. Payments and Computations. (a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. The Borrower shall make each payment hereunder not later than 1:00 P.M. (New York City time) on the day when due in U.S. dollars to the Agent at the Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest, fees or commissions ratably (other than amounts payable pursuant to Section 2.11, 2.14 or 8.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon any Assuming Lender becoming a Lender hereunder as a result of a Commitment Increase pursuant to Section 2.18 or an extension of the Termination Date pursuant to Section 2.19, and upon the Agent’s receipt of such Lender’s Assumption Agreement and recording of the information contained therein in the Register, from and after the applicable Increase Date or Extension Date, as the case may be, the Agent shall make all payments hereunder and under any Notes issued in connection therewith in respect of the interest assumed thereby to the Assuming Lender. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.
          (b) All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of fees and Letter of Credit commissions shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
          (c) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, fees or commissions, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
          (d) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.
          SECTION 2.14. Taxes. (a) Any and all payments by the Borrower to or for the account of any Lender or the Agent hereunder or under the Notes or any other documents to be delivered hereunder shall be made, in accordance with Section 2.13 or the applicable provisions of such other documents, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the United States and the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or does business or any political subdivision thereof and, in the case of each Lender, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note or any other documents to be delivered hereunder to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.
          (b) In addition, the Borrower shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or any other documents to be delivered hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes or any other documents to be delivered hereunder (hereinafter referred to as “Other Taxes”).
          (c) The Borrower shall indemnify each Lender and the Agent for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.14) imposed on or paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor. Such demand shall be made as promptly as practicable, but in any event within 90 days after such Lender or the Agent (as the case may be) obtains actual knowledge of such event; provided, however, that if any Lender or the Agent fails to make such demand within 90 days after such Lender or the Agent (as the case may be) obtains knowledge of such event, such Lender or the Agent shall, with respect to compensation payable in respect of such event, not be entitled to compensation in respect of the costs and losses incurred between the 90th day after such Lender or the Agent (as the case may be) obtains actual knowledge of such event and the date such Lender or the Agent makes such demand.
          (d) Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Agent. In the case of any payment hereunder or under the Notes or any other documents to be delivered hereunder by or on behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel acceptable to the Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.
          (e) Each Lender organized under the laws of a jurisdiction outside the United States (i) on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assumption Agreement or the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, (ii) at any time that a change of circumstances occurs of which such Lender is aware that makes any information on the form so provided incorrect and (iii) from time to time thereafter as reasonably requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and the Borrower with two original Internal Revenue Service Forms W-8BEN or W-8ECI or other relevant Form W-8, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes. Further, each such Lender that is not an exempt recipient listed in Section 6049(b)(4) of the Internal Revenue Code shall provide the Borrower and the Agent with the appropriate Internal Revenue Service Form W-8 or Internal Revenue Service Form W-9, as appropriate, or other successor form prescribed by the Internal Revenue Service, certifying that it is exempt from United States back-up withholding. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service Form W-8BEN or W-8ECI, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.
          (f) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form, certificate or other document described in Section 2.14(e) (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring subsequent to the date on which a form, certificate or other document originally was required to be provided, or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender shall not be entitled to gross up under Section 2.14(a) and shall not be entitled to indemnification under

Section 2.14(a) or (c) with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Borrower shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.
          (g) Any Lender claiming any additional amounts payable pursuant to this Section 2.14 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurodollar Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.
          SECTION 2.15. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than as payment of an Advance made by an Issuing Bank pursuant to the first sentence of Section 2.03(c) or pursuant to Section 2.11, 2.14 or 8.04(c)) in excess of its Ratable Share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.
          SECTION 2.16. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a Note payable to the order of such Lender in a principal amount up to the Revolving Credit Commitment of such Lender.
          (b) The Register maintained by the Agent pursuant to Section 8.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assumption Agreement and each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Lender’s share thereof.
          (c) Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.
          SECTION 2.17. Use of Proceeds. The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely for general corporate purposes of the Borrower.
          SECTION 2.18. Increase in the Aggregate Revolving Credit Commitments. (a) The Borrower may, at any time prior to the Termination Date, by notice to the Agent, request that the aggregate amount of the Revolving Credit Commitments be increased by an amount of $10,000,000 or an integral multiple thereof (each a “Commitment Increase”) to be effective as of a date that is at least 90 days prior to the scheduled Termination Date then in effect (the “Increase Date”) as specified in the related notice to the Agent; provided, however that (i) in no event shall the aggregate amount of the Revolving Credit Commitments at any time exceed $600,000,000 and (ii) on the date of any request by the Borrower for a Commitment Increase and on the related Increase Date, the applicable conditions set forth in this Section 2.18 shall be satisfied.
          (b) The Agent shall promptly notify the Lenders of a request by the Borrower for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which Lenders wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Revolving Credit Commitments (the “Commitment Date”). Each Lender that is willing to participate in such requested Commitment Increase (each an “Increasing Lender”) shall, in its sole discretion, give written notice to the Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Revolving Credit Commitment. If the Lenders notify the Agent that they are willing to increase the amount of their respective Revolving Credit Commitments by an aggregate amount that exceeds the amount of the requested Commitment Increase, the requested Commitment Increase shall be allocated among the Lenders willing to participate therein in such amounts as are agreed between the Borrower and the Agent.
          (c) Promptly following each Commitment Date, the Agent shall notify the Borrower as to the amount, if any, by which the Lenders are willing to participate in the requested Commitment Increase. If the aggregate amount by which the Lenders are willing to participate in any requested Commitment Increase on any such Commitment Date is less than the requested Commitment Increase, then the Borrower may extend offers to one or more Eligible Assignees to participate in any portion of the requested Commitment Increase that has not been committed to by the Lenders as of the applicable Commitment Date; provided, however, that the Revolving Credit Commitment of each such Eligible Assignee shall be in an amount of not less than $10,000,000.
          (d) On each Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase in accordance with Section 2.18(b) (each such Eligible Assignee and each Eligible Assignee that agrees to an extension of the Termination Date in accordance with Section 2.19(c), an “Assuming Lender”) shall become a Lender party to this Agreement as of such Increase Date and the Revolving Credit Commitment of each Increasing Lender for such requested Commitment Increase shall be so increased by the amount by which the Increasing Lender agreed to increase its Revolving Credit Commitment (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.18(b)) as of such Increase Date; provided, however, that the Agent shall have received on or before such Increase Date the following, each dated such date:

     (i) (A) certified copies of resolutions of the Board of Directors of the Borrower approving the Commitment Increase and the corresponding modifications to this Agreement, (B) an opinion of counsel for the Borrower (which may be in-house counsel), in form and substance reasonably acceptable to the Required Lenders and (C) a certificate from a duly authorized officer of the Borrower, stating that the conditions set forth in Section 3.02(a) and (b) are satisfied;
     (ii) an assumption agreement from each Assuming Lender, if any, in form and substance satisfactory to the Borrower and the Agent (each an “Assumption Agreement”), duly executed by such Assuming Lender, the Agent and the Borrower; and
     (iii) confirmation from each Increasing Lender of the increase in the amount of its Revolving Credit Commitment in a writing satisfactory to the Borrower and the Agent.
On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.18(d), the Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Borrower, on or before 1:00 P.M. (New York City time), by telecopier, of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date. Each Increasing Lender and each Assuming Lender shall, before 2:00 P.M. (New York City time) on the Increase Date, make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, in the case of such Assuming Lender, an amount equal to such Assuming Lender’s ratable portion of the Borrowings then outstanding (calculated based on its Revolving Credit Commitment as a percentage of the aggregate Revolving Credit Commitments outstanding after giving effect to the relevant Commitment Increase) and, in the case of such Increasing Lender, an amount equal to the excess of (i) such Increasing Lender’s ratable portion of the Borrowings then outstanding (calculated based on its Revolving Credit Commitment as a percentage of the aggregate Revolving Credit Commitments outstanding after giving effect to the relevant Commitment Increase) over (ii) such Increasing Lender’s ratable portion of the Borrowings then outstanding (calculated based on its Revolving Credit Commitment (without giving effect to the relevant Commitment Increase) as a percentage of the aggregate Revolving Credit Commitments (without giving effect to the relevant Commitment Increase). After the Agent’s receipt of such funds from each such Increasing Lender and each such Assuming Lender, the Agent will promptly thereafter cause to be distributed like funds to the other Lenders for the account of their respective Applicable Lending Offices in an amount to each other Lender such that the aggregate amount of the outstanding Advances owing to each Lender after giving effect to such distribution equals such Lender’s ratable portion of the Borrowings then outstanding (calculated based on its Revolving Credit Commitment as a percentage of the aggregate Revolving Credit Commitments outstanding after giving effect to the relevant Commitment Increase).
          SECTION 2.19. Extension of Termination Date. (a) Once per year and at least 60 days but not more than 90 days prior to any anniversary of the Effective Date, the Borrower, by written notice to the Agent, may request an extension of the Termination Date in effect at such time by one year from its then scheduled expiration. The Agent shall promptly notify each Lender of such request, and each Lender shall in turn, in its sole discretion, not later than 20 days prior to such anniversary date, notify the Borrower and the Agent in writing as to whether such Lender will consent to such extension. If any Lender shall fail to notify the Agent and the Borrower in writing of its consent to any such request for extension of the Termination Date at least 20 days prior to the applicable anniversary date, such Lender shall be deemed to be a Non-Consenting Lender with respect to such request. The Agent shall notify the Borrower not later than 15 days prior to the applicable anniversary date of the decision of the Lenders regarding the Borrower’s request for an extension of the Termination Date.

          (b) If all the Lenders consent in writing to any such request in accordance with subsection (a) of this Section 2.19, the Termination Date in effect at such time shall, effective as at the applicable anniversary date (the “Extension Date”), be extended for one year; provided that on each Extension Date the applicable conditions set forth in Article III shall be satisfied and on the Extension Date a duly authorized officer of the Borrower shall have delivered to the Agent a certificate stating that the conditions set forth in Section 3.02(a) and (b) are satisfied. If less than all of the Lenders consent in writing to any such request in accordance with subsection (a) of this Section 2.19, the Termination Date in effect at such time shall, effective as at the applicable Extension Date and subject to subsection (d) of this Section 2.19, be extended as to those Lenders that so consented (each a “Consenting Lender”) but shall not be extended as to any other Lender (each a “Non-Consenting Lender”). To the extent that the Termination Date is not extended as to any Lender pursuant to this Section 2.19 and the Revolving Credit Commitment of such Lender is not assumed in accordance with subsection (c) of this Section 2.19 on or prior to the applicable Extension Date, the Revolving Credit Commitment and Unissued Letter of Credit Commitment, if any, of such Non-Consenting Lender shall automatically terminate in whole on such unextended Termination Date without any further notice or other action by the Borrower, such Lender or any other Person; provided that such Non-Consenting Lender’s rights under Sections 2.11, 2.14 and 8.04, and its obligations under Sections 7.05 and 8.08, shall survive the Termination Date for such Lender as to matters occurring prior to such date. It is understood and agreed that no Lender shall have any obligation whatsoever to agree to any request made by the Borrower for any requested extension of the Termination Date.
          (c) If less than all of the Lenders consent to any such request pursuant to subsection (a) of this Section 2.19, the Agent shall promptly so notify the Consenting Lenders, and each Consenting Lender may, in its sole discretion, give written notice to the Agent not later than 10 days prior to the Extension Date of the amount of the Non-Consenting Lenders’ Revolving Credit Commitments for which it is willing to accept an assignment in accordance with Section 8.07(a). If the Consenting Lenders notify the Agent that they are willing to accept assignments of Revolving Credit Commitments in an aggregate amount that exceeds the amount of the Revolving Credit Commitments of the Non-Consenting Lenders, such Revolving Credit Commitments shall be allocated among the Consenting Lenders willing to accept such assignments in such amounts as are agreed between the Borrower and the Agent. If after giving effect to the assignments of Revolving Credit Commitments described above there remains any Revolving Credit Commitments of Non-Consenting Lenders, the Borrower may arrange for one or more Eligible Assignees as Assuming Lenders to assume, effective as of the Extension Date, any Non-Consenting Lender’s Revolving Credit Commitment and all of the obligations of such Non-Consenting Lender under this Agreement thereafter arising, without recourse to or warranty by, or expense to, such Non-Consenting Lender; provided, however, that the amount of the Revolving Credit Commitment of any such Assuming Lender as a result of such substitution shall in no event be less than $10,000,000 unless the amount of the Revolving Credit Commitment of such Non-Consenting Lender is less than $10,000,000, in which case such Assuming Lender shall assume all of such lesser amount; and provided further that:
     (i) any such Consenting Lender or Assuming Lender shall have paid to such Non-Consenting Lender (A) the aggregate principal amount of, and any interest accrued and unpaid to the effective date of the assignment on, the outstanding Advances, if any, of such Non-Consenting Lender plus (B) any accrued but unpaid fees owing to such Non-Consenting Lender as of the effective date of such assignment;
     (ii) all additional cost reimbursements, expense reimbursements and indemnities then due and payable to such Non-Consenting Lender, and all other accrued and unpaid amounts owing to such Non-Consenting Lender hereunder, as of the effective date of such assignment shall have been paid to such Non-Consenting Lender; and

     (iii) with respect to any such Assuming Lender, the applicable processing and recordation fee required under Section 8.07(a) for such assignment shall have been paid;
provided further that such Non-Consenting Lender’s rights under Sections 2.11, 2.14 and 8.04, and its obligations under Sections 7.05 and 8.08, shall survive such substitution as to matters occurring prior to the date of substitution. At least three Business Days prior to any Extension Date, (A) each such Assuming Lender, if any, shall have delivered to the Borrower and the Agent an Assumption Agreement, duly executed by such Assuming Lender, such Non-Consenting Lender, the Borrower and the Agent, (B) any such Consenting Lender shall have delivered confirmation in writing satisfactory to the Borrower and the Agent as to the increase in the amount of its Revolving Credit Commitment and (C) each Non-Consenting Lender being replaced pursuant to this Section 2.19 shall have delivered to the Agent any Note or Notes held by such Non-Consenting Lender. Upon the payment of all amounts referred to in clauses (i), (ii) and (iii) of the immediately preceding sentence, each such Consenting Lender or Assuming Lender, as of the Extension Date, will be substituted for such Non-Consenting Lender under this Agreement and shall be a Lender for all purposes of this Agreement, without any further acknowledgment by or the consent of the other Lenders, and the obligations of each such Non-Consenting Lender hereunder arising after the Extension Date shall, by the provisions hereof, be released and discharged.
          (d) If (after giving effect to any assignments or assumptions pursuant to subsection (c) of this Section 2.19) Lenders having Revolving Credit Commitments equal to at least 50% of the Revolving Credit Commitments in effect immediately prior to the Extension Date consent in writing to a requested extension (whether by execution and delivery of an Assumption Agreement or otherwise) not later than one Business Day prior to such Extension Date, the Agent shall so notify the Borrower, and, subject to the satisfaction of the applicable conditions in Article III and the delivery to the Agent on the Extension Date of a certificate of a duly authorized officer of the Borrower stating that the conditions set forth in Section 3.02(a) and (b) are satisfied, the Termination Date then in effect shall be extended for the additional one-year period as described in subsection (a) of this Section 2.19, and all references in this Agreement, and in the Notes, if any, to the “Termination Date” shall, with respect to each Consenting Lender and each Assuming Lender for such Extension Date, refer to the Termination Date as so extended. Promptly following each Extension Date, the Agent shall notify the Lenders (including, without limitation, each Assuming Lender) of the extension of the scheduled Termination Date in effect immediately prior thereto and shall thereupon record in the Register the relevant information with respect to each such Consenting Lender and each such Assuming Lender.
ARTICLE III
CONDITIONS TO EFFECTIVENESS AND LENDING
          SECTION 3.01. Conditions Precedent to Effectiveness of Section 2.01. Section 2.01 of this Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:
          (a) The Lenders shall have been given such access to the management, records, books of account, contracts and properties of the Borrower and its Subsidiaries as they shall have requested.
          (b) The Borrower shall have paid all accrued fees and agreed expenses of the Agent and the Lenders and the reasonable accrued fees and expenses of counsel to the Agent that have been invoiced at least one Business Day prior to the Effective Date.

          (c) On the Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Borrower, dated the Effective Date, stating that:
     (i) The representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, and
     (ii) No event has occurred and is continuing that constitutes a Default.
          (d) The Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Agent:
     (i) Receipt by the Agent of executed counterparts of this Agreement properly executed by a duly authorized officer of the Borrower and by each Lender.
     (ii) The Notes, payable to the order of the Lenders to the extent requested by any Lender pursuant to Section 2.16.
     (iii) The articles of incorporation of the Borrower certified to be true and complete as of a recent date by the appropriate governmental authority of the state or other jurisdiction of its incorporation and certified by a secretary, assistant secretary or associate secretary of the Borrower to be true and correct as of the Effective Date.
     (iv) The bylaws of the Borrower certified by a secretary, assistant secretary or associate secretary of the Borrower to be true and correct as of the Effective Date.
     (v) Certified copies of the resolutions of the Board of Directors of the Borrower approving this Agreement and the Notes, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Notes.
     (vi) A certificate of the secretary, assistant secretary or associate secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the Notes and the other documents to be delivered hereunder.
     (vii) A certificate as of a recent date from the Borrower’s state of incorporation evidencing that the Borrower is in good standing in its state of organization or formation.
     (viii) A favorable opinion of Snell & Wilmer L.L.P., counsel for the Borrower, in form and substance reasonably acceptable to the Required Lenders.
     (ix) If applicable, a favorable opinion of Moore and Van Allen PLLC, counsel for the Arrangers, in form and substance satisfactory to the Arrangers.
          SECTION 3.02. Conditions Precedent to Each Borrowing, Issuance, Commitment Increase and Extension Date. The obligation of each Lender to make an Advance (other than an Advance made by any Issuing Bank or any Lender pursuant to Section 2.03(c)) on the occasion of each Borrowing, the obligation of each Issuing Bank to issue a Letter of Credit, each Commitment Increase and each extension of Commitments pursuant to Section 2.19 shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing or such issuance (as the case may be), the applicable Increase Date or the applicable Extension Date, the following statements shall be true (and each of the giving of the applicable Notice of Borrowing or Notice of Issuance and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing or date of such issuance such statements are true):
     (a) the representations and warranties contained in Section 4.01 (other than Section 4.01(k), and in the case of a Borrowing or issuance, Section 4.01(e)(ii) and 4.01(f)(ii)) are correct on and as of such date, before and after giving effect to such Borrowing or issuance, such Commitment Increase or such Extension Date and to the application of the proceeds therefrom, as though made on and as of such date,
     (b) no event has occurred and is continuing, or would result from such Borrowing or issuance, such Commitment Increase or such Extension Date or from the application of the proceeds therefrom, that constitutes a Default,
     (c) before and after giving effect to such Borrowing or such issuance and to the application of the proceeds therefrom, as though made on and as of such date, to the extent that the applicable Borrowings or issuances are required to be treated as short-term debt pursuant to the 1984 Order, the aggregate amount of Authorized Short Term Debt (as such term is defined in the 1984 Order) including the aggregate principal amount of all outstanding Advances that are required to be treated by the Borrower as short-term debt does not exceed 7% of the Borrower’s total capitalization,
     (d) to the extent that the applicable Borrowings or issuances are required to be treated as long-term debt pursuant to the 1986 Order, the aggregate amount of Continuing Debt (as such term is defined in the 1986 Order) including the aggregate principal amount of all outstanding Advances and Letters of Credit that are required to be treated by the Borrower as long-term debt has not exceeded, during any period of more than 30 days immediately prior to and including the date of the Borrowing or issuance, and will not exceed, during any period of more than 30 days at any time such Borrowing or Letter of Credit is outstanding, $2,698,917,000, and
     (e) before and after giving effect to such Borrowing or such issuance and to the application of the proceeds therefrom, as though made on and as of such date, the Indebtedness of the Borrower does not exceed that permitted by (i) applicable resolutions of the Board of Directors of the Borrower or (ii) applicable Arizona laws, rules or regulations;
provided, however, that if the 1984 Order or the 1986 Order is superseded or modified by any Subsequent Order, the Borrower may, in consultation with the Lenders, revise the Notices of Borrowing or Notice of Issuance to the extent necessary to take into account any applicable limitations on the incurrence or maintenance of Indebtedness, so long as any revised Notice of Borrowing or Notice of Issuance (x) demonstrates that such Borrowing or issuance is authorized by the Subsequent Order and (y) is accompanied by a favorable opinion of Snell & Wilmer L.L.P. or such other counsel to the Borrower as the Borrower may select and the Agent and the Required Lenders may approve, concerning such Subsequent Order, in form and substance satisfactory to the Lenders.

          SECTION 3.03. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrower designates as the proposed Effective Date, specifying its objection thereto. The Agent shall promptly notify the Lenders and the Borrower of the occurrence of the Effective Date.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
          SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:
     (a) Each of the Borrower and each Material Subsidiary: (i) is a corporation or other entity duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization; (ii) has all requisite corporate or if the Material Subsidiary is not a corporation, other comparable power necessary to own its assets and carry on its business as presently conducted; (iii) has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as presently conducted, if the failure to have any such license, authorization, consent or approval is reasonably likely to have a Material Adverse Effect, except as disclosed to the Agent in the SEC Reports or by means of a letter from the Borrower to the Lenders (such letter, if any, to be delivered to the Agent for prompt distribution to the Lenders) delivered prior to the execution and delivery of this Agreement and except that (A) the Borrower from time to time may make minor extensions of its lines, plants, services or systems prior to the time a related franchise, certificate of convenience and necessity, license or permit is procured, (B) from time to time communities served by the Borrower may become incorporated and considerable time may elapse before such a franchise is procured, (C) certain such franchises may have expired prior to the renegotiation thereof, (D) certain minor defects and exceptions may exist which, individually and in the aggregate, are not material and (E) certain franchises, certificates, licenses and permits may not be specific as to their geographical scope); and (iv) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify is reasonably likely to have a Material Adverse Effect.
     (b) The execution, delivery and performance by the Borrower of this Agreement and the Notes to be delivered by it, and the consummation of the transactions contemplated hereby, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene the Borrower’s articles of incorporation or by-laws, (ii) contravene any law or any contractual restriction binding on or affecting the Borrower or (iii) cause the creation or imposition of any Lien upon the assets of the Borrower or any Material Subsidiary.
     (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of this Agreement or the Notes to be delivered by it, except for the 1984 Order and the 1986 Order, both of which have been duly obtained and are in full force and effect (except to the extent that the 1986 Order modifies or supersedes the 1984 Order with respect to long-term debt).

     (d) This Agreement has been, and each of the Notes to be delivered by it when delivered hereunder will have been, duly executed and delivered by the Borrower. This Agreement is, and each of the Notes when delivered hereunder will be, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms, subject, however, to the application by a court of general principles of equity and to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally.
     (e) (i) The Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at December 31, 2005, and the related Consolidated statements of income and cash flows of the Borrower and its Consolidated Subsidiaries for the fiscal year then ended, accompanied by an opinion thereon of Deloitte & Touche LLP, independent registered public accountants, and the Consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at June 30, 2006, and the related Consolidated statements of income and cash flows of the Borrower and its Consolidated Subsidiaries for the six months then ended, duly certified by the chief financial officer of the Borrower, copies of which have been furnished to the Agent, fairly present in all material respects, subject, in the case of said balance sheet at June 30, 2006, and said statements of income and cash flows for the six months then ended, to year-end audit adjustments, the Consolidated financial condition of the Borrower and its Consolidated Subsidiaries as at such dates and the Consolidated results of the operations of the Borrower and its Consolidated Subsidiaries for the periods ended on such dates, all in accordance with GAAP (except as disclosed therein). (ii) Except as disclosed in the SEC Reports or by means of a letter delivered to the Lenders (to be delivered to the Agent for prompt distribution to the Lenders) prior to the execution and delivery of this Agreement, since December 31, 2005, there has been no Material Adverse Change.
     (f) There is no pending or, to the knowledge of an Authorized Officer of the Borrower, threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby or (ii) would be reasonably likely to have a Material Adverse Effect (except as disclosed to the Agent in the SEC Reports or by means of a letter from the Borrower to the Lenders (such letter, if any, to be delivered to the Agent for prompt distribution to the Lenders) delivered prior to the execution and delivery of this Agreement) and there has been no adverse change in the status, or financial effect on the Borrower or any of its Subsidiaries, of such disclosed litigation that would be reasonably likely to have a Material Adverse Effect.
     (g) No proceeds of any Advance will be used to acquire any equity security not issued by the Borrower of a class that is registered pursuant to Section 12 of the Securities Exchange Act of 1934.
     (h) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.
     (i) The Borrower and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except to the extent that (i) such taxes are being contested in good faith and by appropriate proceedings and that appropriate reserves for the payment thereof have been maintained by the Borrower and its Subsidiaries in accordance with GAAP or (ii) the failure to make such filings or such payments is not reasonably likely to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and its Material Subsidiaries as set forth in the most recent financial statements of the Borrower delivered to the Agent pursuant to Section 4.01(e) or Section 5.01(h)(i) or (ii) hereof in respect of taxes and other governmental charges are, in the opinion of the Borrower, adequate.
     (j) Set forth on Schedule 4.01(j) hereto (as such schedule may be modified from time to time by the Borrower by written notice to the Agent) is a complete and accurate list of all the Subsidiaries of the Borrower and, as of the Effective Date, no such Subsidiary of the Borrower is a Material Subsidiary.
     (k) Set forth on Schedule 4.01(k) hereto is a complete and accurate list identifying any Indebtedness of the Borrower outstanding in a principal amount equal to or exceeding $5,000,000 and which is not described in the financial statements referred to in Section 4.01(e).
     (l) The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
ARTICLE V
COVENANTS OF THE BORROWER
          SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:
     (a) Compliance with Laws, Etc. (i) Comply, and cause each of its Material Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders of governmental or regulatory authorities, such compliance to include, without limitation, compliance with ERISA and Environmental Laws, if the failure to so comply is reasonably likely to have a Material Adverse Effect and (ii) comply at all times with the 1984 Order, the 1986 Order, any Subsequent Order, Arizona Revised Statutes, Section 40-302 and all similar or comparable Arizona laws, rules or regulations relating to the incurrence or maintenance of Indebtedness by the Borrower, unless the failure to so comply could not affect the validity or enforceability of the indebtedness of the Borrower pursuant to this Agreement.
     (b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, all taxes, assessments and governmental charges or levies imposed upon it or upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or levy (i) that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained in accordance with GAAP or (ii) if the failure to pay such tax, assessment, charge or levy is not reasonably likely to have a Material Adverse Effect.
     (c) Maintenance of Insurance. Maintain, and cause each of its Material Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates; provided, however, that the Borrower and its Subsidiaries may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates and to the extent consistent with prudent business practice.
     (d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Material Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises (other than “franchises” as described in Arizona Revised Statutes, Section 40-283 or any successor provision) reasonably necessary in the normal conduct of its business, if the failure to maintain such rights or privileges is reasonably likely to have a Material Adverse Effect, and use its commercially reasonable efforts to preserve and maintain such franchises reasonably necessary in the normal conduct of its business, except that (i) the Borrower from time to time may make minor extensions of its lines, plants, services or systems prior to the time a related franchise, certificate of convenience and necessity, license or permit is procured, (ii) from time to time communities served by the Borrower may become incorporated and considerable time may elapse before such a franchise is procured, (iii) certain such franchises may have expired prior to the renegotiation thereof, (iv) certain minor defects and exceptions may exist which, individually and in the aggregate, are not material and (v) certain franchises, certificates, licenses and permits may not be specific as to their geographical scope; provided, however, that the Borrower and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(b).
     (e) Visitation Rights. At any reasonable time and from time to time, permit and cause each of its Subsidiaries to permit the Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors; provided, however, that the Borrower and its Subsidiaries reserve the right to restrict access to any of its properties in accordance with reasonably adopted procedures relating to safety and security; and provided further that the costs and expenses incurred by such Lender or agents or representatives in connection with any such examinations, copies, abstracts, visits or discussions shall be, upon the occurrence and during the continuation of a Default, for the account of the Borrower and, in all other circumstances, for the account of such Lender.
     (f) Keeping of Books. Keep, and cause each of its Material Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with GAAP.
     (g) Maintenance of Properties, Etc. Keep, and cause each Material Subsidiary to keep, all property useful and necessary in its business in good working order and condition (ordinary wear and tear excepted), if the failure to do so is reasonably likely to have a Material Adverse Effect, it being understood that this covenant relates only to the working order and condition of such properties and shall not be construed as a covenant not to dispose of properties.
     (h) Reporting Requirements. Furnish to the Agent:
     (i) as soon as available and in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, (A) for each such fiscal quarter of the Borrower, statements of income and cash flows of the Borrower and its Consolidated Subsidiaries for such fiscal quarter setting forth in each case in comparative form the corresponding figures for the corresponding fiscal quarter in the preceding fiscal year and (B) for the period commencing at the end of the previous fiscal year and ending with the end of each fiscal quarter, statements of income and cash flows of the Borrower and its Consolidated Subsidiaries for such period setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year; provided that so long as the Borrower remains subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, the Borrower may provide, in satisfaction of the requirements of this first sentence of this Section 5.01(h)(i), its report on Form 10-Q for such fiscal quarter. Each set of financial statements provided under this Section 5.01(h)(i) shall be accompanied by a certificate of an Authorized Officer, which certificate shall state that said financial statements fairly present in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries in accordance with GAAP (except as disclosed therein) as at the end of, and for, such period (subject to normal year-end audit adjustments) and shall set forth reasonably detailed calculations demonstrating compliance with Section 5.03;
     (ii) as soon as available and in any event within 105 days after the end of each fiscal year of the Borrower, statements of income and cash flows of the Borrower and its Consolidated Subsidiaries for such year and the related balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year; provided that, so long as the Borrower remains subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, the Borrower may provide, in satisfaction of the requirements of this first sentence of this Section 5.01(h)(ii), its report on Form 10-K for such fiscal year. Each set of financial statements provided pursuant to this Section 5.01(h)(ii) shall be accompanied by (A) an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that said financial statements fairly present in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries as at the end of, and for, such fiscal year, in accordance with GAAP (except as disclosed therein) and (B) a certificate of an Authorized Officer, which certificate shall set forth reasonably detailed calculations demonstrating compliance with Section 5.03;
     (iii) as soon as possible and in any event within five days after any officer of the Borrower knows of the occurrence of each Default continuing on the date of such statement, a statement of an Authorized Officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;
     (iv) promptly after the sending or filing thereof, copies of all reports and registration statements that the Borrower or any Subsidiary files with the Securities and Exchange Commission;
     (v) promptly after an Authorized Officer becomes aware of the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any of its Subsidiaries of the type described in Section 4.01(f);

     (vi) promptly after (A) any amendment or modification of the 1984 Order or the 1986 Order, (B) any amendment or modification of Arizona Revised Statutes, Section 40-302, or the promulgation, amendment or modification of any successor or similar statute, or (C) the promulgation, amendment or modification of any Subsequent Order by the Arizona Corporation Commission or any successor thereto, in any case if such amendment, modification or promulgation could affect the validity or enforceability of the indebtedness of the Borrower pursuant to this Agreement, a copy thereof; and
     (vii) such other information respecting the Borrower or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.
     (i) Change in Nature of Business. Conduct the same general type of business conducted on the date hereof.
          SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not:
     (a) Liens, Etc. Create or suffer to exist, or permit any of its Material Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Material Subsidiaries to assign, any right to receive income, other than:
     (i) Permitted Liens,
     (ii) Liens upon or in, or conditional sales agreements or other title retention agreements with respect to, any real or personal property acquired or held by the Borrower or any Subsidiary in the ordinary course of business to secure the purchase price of such property, or the construction of or improvements to such property, or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such property to be subject to such Liens (including any Liens placed on such property within 180 days after the latest of the acquisition, completion of construction or improvement of such property), or Liens existing on such property at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property) or extensions, renewals, refundings or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any properties of any character other than the property being acquired, constructed or improved and proceeds, improvements and replacements thereof and no such extension, renewal, refunding or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed, refunded or replaced,
     (iii) assignments of the right to receive income, and Liens on property, of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower,
     (iv) Liens on the leased interests in Unit 2 of the Palo Verde Nuclear Generating Station and related rights if the Borrower reacquires ownership in any of those interests or acquires any of the equity or owner participants’ interests in the trusts that hold title to such leased interests, whether or not it also directly assumes the Sale Leaseback Obligation Bonds, and Liens on the Borrower’s interests in the trusts that hold title to such leased interests and related rights in the event that the Borrower acquires any of the equity or owner participants’ interests in such trusts pursuant to a “special transfer” under the Borrower’s existing Palo Verde Nuclear Generating Station Unit 2 sale and leaseback transactions and any Liens resulting or deemed to have resulted if the Unit 2 leases are required to be accounted for as capital leases in accordance with GAAP,
     (v) other assignments of the right to receive income and Liens securing Indebtedness or claims in an aggregate principal amount not to exceed 20% of the Borrower’s total assets as stated on the most recent balance sheet of the Borrower provided pursuant to Section 4.01(e)(i) or 5.01(h)(ii) hereof at any time outstanding, and
     (vi) the replacement, extension or renewal of any Lien permitted by clause (iii) or (iv) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Indebtedness secured thereby.
     (b) Mergers, Etc. Merge or consolidate with or into any Person, or permit any of its Material Subsidiaries to do so, except that (i) any Material Subsidiary of the Borrower may merge or consolidate with or into any other Material Subsidiary of the Borrower, (ii) any Subsidiary of the Borrower may merge into the Borrower or any Material Subsidiary of the Borrower and (iii) the Borrower or any Material Subsidiary may merge with any other Person so long as the Borrower or such Material Subsidiary is the surviving corporation, provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.
     (c) Sales, Etc. of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Material Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets to any Person other than the Borrower or any Subsidiary of the Borrower, except (i) sales of inventory in the ordinary course of its business, (ii) in a transaction authorized by subsection (b) of this Section, (iii) individual dispositions occurring in the ordinary course of business which involve assets with a book value not exceeding $5,000,000 and (iv) sales of assets during the term of this Agreement having an aggregate book value not to exceed 30% of the total of all assets properly appearing on the most recent balance sheet of the Borrower provided pursuant to Section 4.01(e)(i) or 5.01(h)(ii) hereof. No Lien on any asset will be considered a sale, lease, transfer or disposition under this provision, but will be governed exclusively under Section 5.02(a).
          SECTION 5.03. Financial Covenant. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will maintain a ratio of (a) Consolidated Indebtedness to (b) the sum of Consolidated Indebtedness plus Consolidated Net Worth of not greater than 0.65 to 1.
ARTICLE VI
EVENTS OF DEFAULT
          SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
     (a) The Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under this Agreement or any Note within three Business Days after the same becomes due and payable; or
     (b) Any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) in any certificate or other document delivered in connection with this Agreement shall prove to have been incorrect in any material respect when made or deemed made; or
     (c) (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d) (as to the corporate existence of the Borrower), (h)(iii) or (h)(vi), 5.02 or 5.03, or (ii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in Section 5.01(e) if such failure shall remain unremedied for 15 days after written notice thereof shall have been given to the Borrower by the Agent or any Lender or (iii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Agent or any Lender; or
     (d) (i) The Borrower or any of its Material Subsidiaries shall fail to pay any principal of or premium or interest on any Indebtedness that is outstanding in a principal or notional amount of at least $25,000,000 in the aggregate (but excluding Indebtedness outstanding hereunder), or fail to pay an amount, or post collateral as contractually required in an amount, of at least $25,000,000 in respect of any Hedge Agreement, of the Borrower or such Material Subsidiary (as the case may be), in each case, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness or Hedge Agreement; (ii) any event of default shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or
     (e) The Borrower or any of its Material Subsidiaries shall fail to pay any principal of or premium or interest in respect of any operating lease in respect of which the payment obligations of the Borrower have a present value of at least $25,000,000, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in such operating lease, if the effect of such failure is to terminate, or to permit the termination of, such operating lease; or
     (f) The Borrower or any of its Material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any of its Material Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or
     (g) Judgments or orders for the payment of money that exceeds any applicable insurance coverage (the insurer of which shall be rated at least “A” by A.M. Best Company) by more than $25,000,000 in the aggregate shall be rendered against the Borrower or any Material Subsidiary and such judgments or orders shall continue unsatisfied or unstayed for a period of 45 days; or
     (h) (i) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of PWCC (or other securities convertible into such Voting Stock) representing 30% or more of the combined voting power of all Voting Stock of PWCC; or (ii) during any period of up to 24 consecutive months, commencing on the date of this Agreement, individuals who at the beginning of such 24-month period were directors of PWCC shall cease for any reason (other than due to death or disability) to constitute a majority of the board of directors of PWCC (except to the extent that individuals who at the beginning of such 24-month period were replaced by individuals (x) elected by a majority of the remaining members of the board of directors of PWCC or (y) nominated for election by a majority of the remaining members of the board of directors of the PWCC and thereafter elected as directors by the shareholders of PWCC); or (iii) PWCC shall cease for any reason to own, directly or indirectly 80% of the Voting Stock of the Borrower; or
     (i) The Borrower or any of its ERISA Affiliates shall incur, or, with respect to clause (i) of this Section 6.01(i), shall be reasonably likely to incur liability in excess of $25,000,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Borrower or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan; and, in any such case, such incurrence, in the determination of the Lenders, is material in relation to the financial condition or the financial prospects of the Borrower and its Subsidiaries, taken as a whole;
then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances (other than Advances by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of the Issuing Banks to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances (other than Advances by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of the Issuing Banks to issue Letters of Credit shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

          SECTION 6.02. Actions in Respect of Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Agent may with the consent, or shall at the request, of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, (a) pay to the Agent for the benefit of the Lenders in same day funds at the Agent’s office designated in such demand, for deposit in the L/C Cash Deposit Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding, provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, the Borrower will pay to the Agent on behalf of the Lenders in same day funds , for deposit to the L/C Cash Deposit Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower, or (b) make such other arrangements in respect of the outstanding Letters of Credit as shall be acceptable to the Required Lenders. If at any time the Agent determines that any funds held in the L/C Cash Deposit Account are subject to any right or interest of any Person other than the Agent and the Lenders or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited and held in the L/C Cash Deposit Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Deposit Account that are free and clear of any such right and interest. Upon the drawing of any Letter of Credit, to the extent funds are on deposit in the L/C Cash Deposit Account, such funds shall be applied to reimburse the Issuing Banks to the extent permitted by applicable law, and if so applied, then such reimbursement shall be deemed a repayment of the corresponding Advance in respect of such Letter of Credit. After all such Letters of Credit shall have expired or been fully drawn upon and all other obligations of the Borrower hereunder and under the Notes shall have been paid in full, the balance, if any, in such L/C Cash Deposit Account shall be promptly returned to the Borrower.
ARTICLE VII
THE AGENT
          SECTION 7.01. Authorization and Action. Each Lender (in its capacities as a Lender and Issuing Bank, as applicable) hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice or report given to it by the Borrower pursuant to the terms of this Agreement.
          SECTION 7.02. Agent’s Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (i) may treat the Lender that made any Advance as the holder of the Indebtedness resulting therefrom until the Agent receives and accepts an Assumption Agreement entered into by an Assuming Lender as provided in Section 2.18 or 2.19, as the case may be, or an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07; (ii) may consult with legal counsel

(including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or the existence at any time of any Default or to inspect the property (including the books and records) of the Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.
          SECTION 7.03. Bank of America and Affiliates. With respect to its Commitments, the Advances made by it and any Note issued to it, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Bank of America in its individual capacity. Bank of America and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if Bank of America were not the Agent and without any duty to account therefor to the Lenders. The Agent shall have no duty to disclose any information obtained or received by it or any of its Affiliates relating to the Borrower or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as Agent.
          SECTION 7.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.
          SECTION 7.05. Indemnification. (a) Each Lender severally agrees to indemnify the Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender’s Ratable Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its Ratable Share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party.

          (b) Each Lender severally agrees to indemnify the Issuing Banks (to the extent not promptly reimbursed by the Borrower) from and against such Lender’s Ratable Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any such Issuing Bank in any way relating to or arising out of this Agreement or any action taken or omitted by such Issuing Bank hereunder or in connection herewith; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Issuing Bank’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse any such Issuing Bank promptly upon demand for its Ratable Share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 8.04, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrower.
          (c) The failure of any Lender to reimburse the Agent or any Issuing Bank promptly upon demand for its Ratable Share of any amount required to be paid by the Lenders to the Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Agent or any Issuing Bank for its Ratable Share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Agent or any Issuing Bank for such other Lender’s Ratable Share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes. Each of the Agent and each Issuing Bank agrees to return to the Lenders their respective Ratable Shares of any amounts paid under this Section 7.05 that are subsequently reimbursed by the Borrower.
          SECTION 7.06. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent approved, so long as no Event of Default has occurred and is continuing, by the Borrower, which consent shall not be unreasonably withheld or delayed. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 45 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000; provided that if the Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (b) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and the Issuing Banks directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section, and the Borrower and the Lenders agree to negotiate in good faith to amend this Agreement to resolve any ambiguities and inconsistencies resulting therefrom. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.
     Any resignation by Bank of America as Agent pursuant to this Section shall also constitute its resignation as Issuing Bank as to Letters of Credit that may be issued after the date of such resignations. Upon the acceptance of a successor’s appointment as Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of Bank of America as retiring Issuing Bank as to Letters of Credit that may be issued after the date of such resignations, (ii) the Bank of America as retiring Issuing Bank shall be discharged from all of its respective duties and obligations hereunder or under the other Loan Documents as to Letters of Credit that may be issued after the date of such resignations, and (iii) the successor Issuing Bank shall issue letters of credit in substitution for such Letters of Credit, if any, outstanding at the time of such succession, subject to the consent of the beneficiaries thereof, or make other arrangements satisfactory to Bank of America as retiring Issuing Bank to effectively assume the obligations of Bank of America as retiring Issuing Bank with respect to such Letters of Credit; provided that, for purposes of clarification, Bank of America shall retain all rights and obligations with respect to its issued Letters of Credit, if any, until such adequate alternative arrangements have been consummated.
          SECTION 7.07. Other Agents. Each Lender hereby acknowledges that neither the documentation agents nor any other Lender designated as any “Agent” on the signature pages hereof has any rights, obligations or liability hereunder other than in its capacity as a Lender.
ARTICLE VIII
MISCELLANEOUS
          SECTION 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) waive any of the conditions specified in Section 3.01, (b) increase the Commitments of the Lenders, (c) reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder due to such Lenders, (d) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees payable hereunder due to such Lenders, (e) change the percentage of the Revolving Credit Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder or (f) amend this Section 8.01; and provided further that (x) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note and (y) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Banks in addition to the Lenders required above to take such action, adversely affect the rights or obligations of the Issuing Banks in their capacities as such under this Agreement.
          SECTION 8.02. Notices, Etc. (a) All notices and other communications provided for hereunder shall be either (x) in writing (including facsimile communication) and mailed, faxed or delivered or (y) as and to the extent set forth in Sections 8.02(b) and (c) and in the proviso to this Section 8.02(a), if to the Borrower, at the address specified on Schedule 8.02; if to any Lender, at its Domestic Lending Office; if to the Agent, at the address specified on Schedule 8.02; and if to any Issuing Bank, at the address specified on Schedule 8.02 or, as to the Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent. All such notices and communications shall, when mailed or faxed, be effective when deposited in the mails or faxed, respectively, except that notices and communications to the Agent pursuant to Article II, III or VII shall not be effective until received by the Agent. Delivery by facsimile of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof. Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b). Upon request of the Borrower, the Agent will provide to the Borrower (i) copies of each Administrative Questionnaire or (ii) the address of each Lender.
          (b) Notices and other communications to the Lenders, the Agent and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent and agreed to by the Borrower, provided that the foregoing shall not apply to notices to any Lender or the Issuing Banks pursuant to Article II if such Lender or the Issuing Banks, as applicable, has notified the Agent and the Borrower that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Agent and the Borrower otherwise agree, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
          (c) The Borrower agrees that the Agent may make materials delivered to the Agent pursuant to Sections 5.01(h)(i), (ii) and (iv), as well as any other written information, documents, instruments and other material relating to the Borrower or any of its Subsidiaries and relating to this Agreement, the Notes or the transactions contemplated hereby, or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on Intralinks or a substantially similar electronic system (the “Platform”). The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform.
          (d) Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Agent shall deliver a copy of the Communications to such Lender by email, facsimile or mail. Each Lender agrees (i) to notify the Agent in writing of such Lender’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

          (e) The Borrower hereby acknowledges that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Communications that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Communications “PUBLIC,” the Borrower shall be deemed to have authorized the Agent, the Arranger and the Lenders to treat such Communications as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws; (y) all Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (z) the Agent and the Arranger shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Communications “PUBLIC.” Notwithstanding anything to the contrary herein, the Borrower need not provide to any Public Lender any information, notice, or other document hereunder that is not public information, including without limitation, the Notice of Borrowing and any notice of Default.
          SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
          SECTION 8.04. Costs and Expenses. (a) The Borrower agrees to pay on demand all costs and expenses of the Agent in connection with the administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. The Borrower further agrees to pay on demand all costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 8.04(a).
          (b) The Borrower agrees to indemnify and hold harmless the Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or (ii) the actual or alleged presence of Hazardous Materials on any property of the Borrower or any of its Subsidiaries or any Environmental Action relating in any way to the Borrower or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct, in which case any fees and expenses previously paid or advanced by the Borrower to such Indemnified Party in respect of such indemnified obligation will be returned by such Indemnified Party. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto, unless such litigation or proceeding is brought by or against the Borrower and the Borrower prevails in a final, non-appealable judgment, in which case any fees or expenses previously paid or advanced by the Borrower to such Indemnified Party in respect of such indemnified obligation will be returned by such Indemnified Party, and whether or not the transactions contemplated hereby are consummated. Each party hereto also agrees not to assert any claim for special, indirect, consequential or punitive damages against the other parties hereto, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.
          (c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.08(d) or (e), 2.10 or 2.12, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 8.07 as a result of a demand by the Borrower pursuant to Section 8.07(a), the Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.
          (d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.11, 2.14 and 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.
          SECTION 8.05. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender may have.
          SECTION 8.06. Binding Effect. This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Borrower and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

          SECTION 8.07. Assignments and Participations. (a) Each Lender may and, if demanded by the Borrower (following a demand by such Lender pursuant to Section 2.11 or 2.14) upon at least five Business Days’ notice to such Lender and the Agent, will assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Credit Commitment, its Unissued Letter of Credit Commitment, the Advances owing to it, its participations in Letters of Credit and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the Revolving Credit Commitment or Unissued Letter of Credit Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 (unless such assignment is for the entire remaining amount of the assigning Lender’s Revolving Credit Commitment) or an integral multiple of $1,000,000 in excess thereof unless the Borrower and the Agent otherwise agree, (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Borrower pursuant to this Section 8.07(a) shall be arranged by the Borrower after consultation with the Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section 8.07(a) unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, and (vi) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note subject to such assignment and a processing and recordation fee of $3,500 payable by the parties to each such assignment, provided, however, that in the case of each assignment made as a result of a demand by the Borrower, such recordation fee shall be payable by the Borrower except that no such recordation fee shall be payable in the case of an assignment made at the request of the Borrower to an Eligible Assignee that is an existing Lender; provided, further, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment, and (vii) any Lender may, without the approval of the Borrower and the Agent, assign all or a portion of its rights to any Lender or to any of its or their Affiliates that is not a natural person. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.11, 2.14 and 8.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations (other than its obligations under Section 7.05 to the extent any claim thereunder relates to an event arising prior to such assignment and under Section 8.08) under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto). For the avoidance of doubt, no assignment by an Issuing Bank pursuant to this Section 8.07(a) shall affect its rights and obligations in its capacity as an Issuing Bank with respect to any Letters of Credit issued by it and then outstanding.
          (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with subsection (a) and (b) of this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (e) of this Section.
          (c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.
          (d) The Agent shall maintain at its address referred to in Section 8.02 a copy of each Assumption Agreement and each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.
          (e) Each Lender may sell participations to one or more banks or other entities (other than the Borrower or any of its Affiliates) in or to all or a portion of its rights and/or obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.
          (f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Borrower Information relating to the Borrower received by it from such Lender as provided in Section 8.08.
          (g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Bank”) may grant to a special purpose funding vehicle (a “SPC”), identified as such in writing from time to time by the Granting Bank to the Agent and the Borrower, the option to provide to the Borrower all or any part of any Advance that such Granting Bank would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Advance, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Advance, the Granting Bank shall be obligated, as a principal and not as a surety, to make such Advance pursuant to the terms hereof and (iii) all voting rights under this Agreement, except with respect to the consent contemplated in the last sentence of this Section 8.07(g), shall be exercised by the Granting Bank, all payments hereunder shall continue to be made to the Granting Bank as agent for its SPC and the Granting Bank will continue to be the sole Lender for all purposes of this Agreement except as expressly provided in this Section 8.07(g). The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Bank to the same extent, and as if, such Advance were made by such Granting Bank. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Bank). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 8.07, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Advances to the Granting Bank or to any financial institutions (consented to by the Borrower and Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Advances and (ii) disclose on a confidential basis any non-public information relating to its Advances to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. Notwithstanding the foregoing, neither such grant made hereunder nor the holding of interest hereunder by any SPC shall increase any of the Borrower’s obligations and/or liabilities (including without limitation tax liabilities and other indemnities) which the Borrower has but for such grant or holding of interest (“SPC Liabilities”) and the Granting Bank shall hold the Borrower harmless and indemnify the Borrower from and against any and all SPC Liabilities. This Section may not be amended without the written consent of each SPC affected thereby.
          (h) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and any Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

          (i) Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, participants to the extent provided in subsection (e) of this Section and, to the extent expressly contemplated hereby, the Agent, the Issuing Banks, the Lenders, their respective Affiliates or any employees, officers, directors, agents or advisors of the foregoing) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (j) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
          SECTION 8.08. Confidentiality. Neither the Agent nor any Lender may disclose to any Person any confidential, proprietary or non-public information of the Borrower furnished to the Agent or the Lenders by the Borrower (such information being referred to collectively herein as the “Borrower Information”), except that each of the Agent and each of the Lenders may disclose Borrower Information (i) to its and its affiliates’ employees, officers, directors, agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Borrower Information and instructed to keep such Borrower Information confidential on substantially the same terms as provided herein), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 8.08, to any assignee or participant or prospective assignee or participant, (vii) to the extent such Borrower Information (A) is or becomes generally available to the public on a non-confidential basis other than as a result of a breach of this Section 8.08 by the Agent or such Lender, or (B) is or becomes available to the Agent or such Lender on a nonconfidential basis from a source other than the Borrower (provided that the source of such information was not known by the recipient after inquiry to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Borrower or any other Person with respect to such information) and (viii) with the consent of the Borrower. The obligations under this Section 8.08 shall survive for two calendar years after the date of the termination of this Agreement.
          SECTION 8.09. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York (including Sections 5-1401 and 5-1402 of the General Obligations Law but otherwise without regard to conflict of law principles).
          SECTION 8.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.
          SECTION 8.11. Jurisdiction, Etc. (a) Each of the parties hereto hereby submits to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.
          (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          SECTION 8.12. No Liability of the Issuing Banks. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither an Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (i) such Issuing Bank’s willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of such Letter of Credit or (ii) such Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.
          SECTION 8.13. Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each borrower, guarantor or grantor (the “Loan Parties”), which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act. The Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Agent or any Lender in order to assist the Agent and such Lender in maintaining compliance with the Act.
          SECTION 8.14. Waiver of Jury Trial EACH OF THE BORROWER, THE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE NOTES OR THE ACTIONS OF THE BORROWER, THE AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.
          SECTION 8.15. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith

(including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower, on the one hand, and the Agent and the Arranger, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Agent and the Arranger each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Agent nor the Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Agent or the Arranger has advised or is currently advising the Borrower or any of its Affiliates on other matters) and neither the Agent nor the Arranger has any obligation to the Borrower with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Agent nor the Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Agent and the Arranger have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with the Loan Documents.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ARIZONA PUBLIC SERVICE COMPANY

By	/s/ Barbara M. Gomez

Name:	Barbara M. Gomez
Title:	Vice President and Treasurer

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A.,
as Administrative Agent

	By:	/s/ Maria A. McClain

	Name:	Maria A. McClain

	Title:	Vice President

SYNDICATION AGENT:	THE BANK OF NEW YORK,
as Syndication Agent

	By:	/s/ Raymond J. Palmer

	Name:	Raymond J. Palmer

	Title:	Vice President

ARRANGERS:	BANC OF AMERICA SECURITIES LLC
as a Joint Lead Arranger

	By:	/s/ B. Timothy Keller

	Name:	B. Timothy Keller

	Title:	Vice President

BNY CAPITAL MARKETS, INC.
as a Joint Lead Arranger

By:	/s/ Lawrence M. Berger

Name:	Lawrence M. Berger

Title:	Vice President

LENDERS:	BANK OF AMERICA, N.A.,
as a Lender and Issuing Bank

	By:	/s/ Gabriela Millhorn

	Name:	Gabriela Millhorn

	Title:	Senior Vice President

THE BANK OF NEW YORK,
as a Lender and Issuing Bank

By:	/s/ Raymond J. Palmer

Name:	Raymond J. Palmer

Title:	Vice President

CITIBANK, N.A.
as Lender and Co-Documentation Agent

By:	/s/ Oscar Cragwell

Name:	Oscar Cragwell

Title:	Vice President

JPMORGAN CHASE BANK, N.A.
as Lender and Co-Documentation Agent

By:	/s/ Nancy R. Barwig

Name:	Nancy R. Barwig

Title:	Vice President

CREDIT SUISSE, CAYMAN ISLANDS BRANCH
as Lender and Co-Documentation Agent

By:	/s/ James Moran

Name:	James Moran

Title:	Managing Director

By:	/s/ Nupur Kumar

Name:	Nupur Kumar

Title:	Associate

LEHMAN BROTHERS COMMERCIAL BANK

By:	/s/ George Janes

Name:	George Janes

Title:	Chief Credit Officer

SUNTRUST BANK

By:	/s/ Sean Roche

Name:	Sean Roche

Title:	Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Frederick W. Price

Name:	Frederick W. Price

Title:	Managing Director

BARCLAYS BANK PLC

By:	/s/ Sydney Dennis

Name:	Sydney Dennis

Title:	Director

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Keven D. Smith

Name:	Keven D. Smith

Title:	Senior Vice President

WELLS FARGO BANK, N.A.

By:	/s/ Ling Li

Name:	Ling Li

Title:	Vice President

UBS LOAN FINANCE LLC

By:	/s/ Richard L. Tavrow

Name:	Richard L. Tavrow

Title:	Director

By:	/s/ Irja R. Otsa

Name:	Irja R. Otsa

Title:	Associate Director

LASALLE BANK NATIONAL ASSOCIATION

By:	/s/ Meghan Schultz

Name:	Meghan Schultz

Title:	Assistant Vice President

DRESDNER AG: NEW YORK AND GRAND CAYMAN BRANCHES

By:	/s/ Thomas R. Brady

Name:	Thomas R. Brady

Title:	Director

By: /s/	Brian M. Smith

Name:	Brian M. Smith

Title:	Managing Director

KBC BANK N.V.

By:	/s/ Jean-Pierre Difis

Name:	Jean-Pierre Difis

Title:	First Vice President

By:	/s/ Patrick Ingram

Name:	Patrick Ingram

Title:	Assistant Vice President

SCHEDULE 1.01
COMMITMENTS AND RATABLE SHARES

	Revolving Credit
Bank	Commitment	Ratable Share
Bank of America, N.A.	$40,000,000	8.000000000%
The Bank of New York	$40,000,000	8.000000000%
Citibank, N.A.	$38,000,000	7.600000000%
JPMorgan Chase Bank, N.A.	$38,000,000	7.600000000%
Credit Suisse, Cayman Islands Branch	$38,000,000	7.600000000%
Lehman Brothers Commercial Bank	$36,000,000	7.200000000%
SunTrust Bank	$36,000,000	7.200000000%
Wachovia Bank, National Association	$36,000,000	7.200000000%
Barclays Bank PLC	$30,000,000	6.000000000%
KeyBank National Association	$30,000,000	6.000000000%
Wells Fargo Bank, N.A.	$30,000,000	6.000000000%
UBS Loan Finance LLC	$30,000,000	6.000000000%
LaSalle Bank National Association	$30,000,000	6.000000000%
Dresdner AG: New York and Grand Cayman Branches	$24,000,000	4.800000000%
KBC Bank, N.V.	$24,000,000	4.800000000%
TOTAL	$500,000,000.00	100.000000000%

SCHEDULE 4.01(j)
SUBSIDIARIES1
APS Foundation, Inc.
Bixco, Inc.
Axiom Power Solutions, Inc.
PWE Newco, Inc.

[1]	APS’ three nuclear decommissioning trusts relating to the Palo Verde plant may also be deemed to be subsidiaries under a literal reading of the definition.

SCHEDULE 4.01(k)
EXISTING INDEBTEDNESS

Senior Unsecured Notes	6.25% due 8/1/2016	$250,000,000	*
Senior Unsecured Notes	6.875% due 8/1/2036	$150,000,000	*

*	Issued on August 3, 2006. See footnote 4 in Notes to Pinnacle West Capital Corporation Condensed Consolidated Financial Statements in the Borrower’s Form 10-Q for the quarter ended June 30, 2006.

SCHEDULE 8.02
CERTAIN ADDRESSES FOR NOTICES
BORROWER:

Arizona Public Service Company
400 North 5th Street
Mail Station 9996
Phoenix, AZ 85004
Attention: Treasurer
Telephone:	(602) 250-5677
Telecopier:	(602) 250-5640
Electronic Mail:	barbara.gomez@pinnaclewest.com

AGENT:

Agent’s Office
(for payments and Requests for Credit Extensions):

Bank of America, N.A.
Credit Service Rep, AVP
901 Main Street, 14 Floor
Dallas, Texas 75202
Attention:	Jacqueline Archuleta
Telephone:	(214) 209-2135
Telecopier:	(214) 290-8372
Electronic Mail:	jacqueline.archuleta@bankofamerica.com

Bank of America	New York, NY
Account No.:	1292000883
ABA No:	026009593
Account Name: Attn:	Credit Services
Ref:	Arizona Public Service Co.

Other Notices as Agent:

Bank of America, N.A.
Agency Management
101 N. Tryon Street
Mail Code: NC1-001-15-14
Charlotte, NC 28255
Attention:	Maria McClain
Telephone:	(704) 388-1935
Facsimile:	(704) 409-0913
Electronic Mail:	maria.a.mcclain@bankofamerica.com

ISSUING BANKS:

Bank of America

Bank of America, N.A.
Trade Operations
1000 West Temple Street, 7th Floor
Mail Code: CA9-705-07-05
Los Angeles, CA 90012-1514

Attention:	Hermann J. Schutterle
Telephone:	213-481-7826
Telecopier:	213-580-8441
Email:	hermann.schutterle@bankofamerica.com

Bank of New York

Mr. Sal Calvera
Standby Letter of Credit Department
101 Barclay Street, Floor 8 East (BN-BRC-08E)
New York, NY 10286
Tel. 212-815-3429
Fax: 212-298-1482
E-mail: scalvera@bankofny.com

Joshua C. Wood
BNY Capital Markets, Inc.
One Wall Street, 18th Floor
New York, NY 10286
Tel: (212) 635-4646
Fax: (212) 635-8268

EXHIBIT A — FORM OF
PROMISSORY NOTE
                    , 200__
          FOR VALUE RECEIVED, the undersigned, ARIZONA PUBLIC SERVICE COMPANY, an Arizona corporation (the “Borrower”), hereby promises to pay to the order of                                          or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Advance from time to time made by the Lender to the Borrower pursuant to the Five-Year Credit Agreement dated as of September 28, 2006 among the Borrower, the Lender and certain other lenders parties thereto, the Arrangers, and Bank of America, N.A., as Agent for the Lender and such other lenders, and the issuing banks and other agents party thereto (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) outstanding on such date.
          The Borrower promises to pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.
          Both principal and interest are payable in lawful money of the United States of America to the Agent for the account of the Lender in same day funds at the address and account specified on Schedule 8.02. Each Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.
          This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time the Lender’s Unused Commitment, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Promissory Note and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.
          THIS PROMISSORY NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

ARIZONA PUBLIC SERVICE COMPANY

By:

Name:

Title:

ADVANCES AND PAYMENTS OF PRINCIPAL

Amount of
	Amount of	Principal Paid	Unpaid Principal	Notation
Date	Advance	or Prepaid	Balance	Made By

EXHIBIT B — FORM OF NOTICE OF
BORROWING
Bank of America, N.A., as Agent
   for the Lenders parties
   to the Credit Agreement
   referred to below
[Date]
          Attention: Bank Loan Syndications Department
Ladies and Gentlemen:
          The undersigned, Arizona Public Service Company, refers to the Five-Year Credit Agreement, dated as of September 28, 2006 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto, the Arrangers, Bank of America, N.A., as Agent for said Lenders and the issuing banks and other agents party thereto, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:
     (i) The Business Day of the Proposed Borrowing is                     , 20___.
     (ii) The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].
     (iii) The aggregate amount of the Proposed Borrowing is $                    .
     [(iv) The initial Interest Period for each Eurodollar Rate Advance made as part of the Proposed Borrowing is ___month[s].]
          The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:
     (A) the representations and warranties contained in Section 4.01 (other than Sections 4.01(k), 4.01(e)(ii) and 4.01(f)(ii)) of the Credit Agreement are correct, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date;
     (B) no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, that constitutes a Default;
     (C) after giving effect to the Proposed Borrowing, to the extent that the Proposed Borrowing is required to be treated as short-term debt pursuant to the 1984 Order, the aggregate amount of Authorized Short Term Debt (as such term is defined in the 1984 Order) including the aggregate principal amount of all outstanding Advances that are required to be treated by the Borrower as short-term debt pursuant to the 1984 Order does not exceed 7% of the Borrower’s total capitalization,

     (D) to the extent that the Proposed Borrowing is required to be treated as long-term debt pursuant to the 1986 Order, the aggregate amount of Continuing Debt (as such term is defined in the 1986 Order) including the aggregate principal amount of all outstanding Advances that are required to be treated by the Borrower as long-term debt pursuant to the 1986 Order has not exceeded, during any period of more than 30 days immediately prior to and including the date of the Borrowing, and will not exceed, during any period of more than 30 days at any time such Borrowing is outstanding, $2,698,917,000, and
     (E) after giving effect to the Proposed Borrowing, the Indebtedness of the Borrower does not exceed that permitted by (A) applicable resolutions of the Board of Directors of the Borrower or (B) applicable Arizona laws, rules or regulations.

Very truly yours,

ARIZONA PUBLIC SERVICE COMPANY

By

Title:.

EXHIBIT C — FORM OF
ASSIGNMENT AND ACCEPTANCE
     This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. Annex 1 attached hereto (the “Standard Terms and Conditions”) is hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.
     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date referred to below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor. Assignee shall deliver (if it is not already a Lender) to the Agent an Administrative Questionnaire.
1.	Assignor:

2.	Assignee: [and is an Affiliate of [identify Bank]2]

3.	Borrower: Arizona Public Service Company

4.	Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: The Five-Year Credit Agreement dated as of September 28, 2006, by and among the Borrower, the Lenders party thereto, the Arrangers, the Agent and the Issuing Banks and other agents party thereto.

6.	Assigned Interest:

[2] Select as applicable.

Aggregate Amount	Amount of	Percentage
of Commitment for	Commitment	Assigned of	CUSIP
all Lenders	Assigned	Commitment[3]	Number
$	$	%
[7. Trade Date:                     ]4
Effective Date:                      ___, 20___[TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:

Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:

Title:
[Consented to and]5 Accepted:
BANK OF AMERICA, N.A. as Agent

By
Title:

[Consented to:]6
[BANK OF AMERICA, N.A. as Agent and as Issuing Bank]

By

[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment of all Banks thereunder.

[4]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

[5]	To be added only if the consent of the Agent is required by the terms of the Credit Agreement.

[6]	To be added only if the consent of the Borrowers and/or other parties (e.g. Issuing Bank) is required by the terms of the Credit Agreement.

Name:

Title:

[THE BANK OF NEW YORK, as Issuing Bank]

By

Name:

Title:

ARIZONA PUBLIC SERVICE COMPANY

By

Name:

Title:

ANNEX 1 TO ASSIGNMENT AND ACCEPTANCE
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ACCEPTANCE
     1. Representations and Warranties.
     1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower of any of its obligations under any Loan Document.
     1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Eligible Assignee under Section 8.07 of the Credit Agreement (subject to such consents, if any, as may be required under Section 8.07 of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 4.01(e) or 5.01(h), as applicable, thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest, and (vi) if it is a foreign lender, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
     2. Payments. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
     3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and

Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by facsimile shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.